Sub-Item 77I (b):  Terms of New or Amended Securities

At a Board of Trustees meeting held on January 30, 2006, the Board approved the creation of a new series of WT Mutual Fund: the Wilmington Tax-Managed Cap-Free Fund (subsequently renamed the Wilmington Quality 1000 Fund). The new Fund consists of two classes of shares: Institutional and Class A Shares. A description of the Funds' Institutional and Class A Shares is contained in Parts A and B of Post-Effective No. 36 to the Registrant's registration statement on Form N-1A filed on February 2, 2006, which are incorporated herein by reference.

At a Board of Trustees meeting held on May 25, 2006, the Board approved the creation of an additional class of shares of each of the Wilmington Prime Money Market Fund and the Wilmington U.S. Government Money Market Fund. The new share class for each of the Funds has been designated "Class W Shares." The Class W Shares of each Fund are subject to a maximum shareholder service fee of 0.25% which the Board has limited to 0.15%. A description of each Fund's Class W Shares is contained in Parts A and B of Post-Effective No. 37 to the Registrant's registration statement on Form N-1A filed on June 16, 2006, which are incorporated herein by reference.